Exhibit 5.2

[LETTERHEAD OF BAKER & MCKENZIE LLP]

July 2, 2025

Hewlett Packard Enterprise Company
11445 Compaq Center West Drive
Houston, TX  77070

Re:	Deferred Compensation Obligations of Hewlett Packard Enterprise Company Offered Pursuant to the Juniper Networks, Inc. Deferred Compensation Plan

Ladies and Gentlemen:

We have acted as counsel for Hewlett Packard Enterprise Company, a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-8 (the “Registration Statement”) under  the Securities Act of 1933, as amended (the “Securities Act”), registering the offering by the Company of up to U.S. $65,000,000 of deferred compensation obligations under the terms of the Juniper Networks, Inc. Deferred Compensation Plan (the “DCP”) assumed by the Company pursuant to that certain Agreement and Plan of Merger, dated as of January 9, 2024, among the Company, Juniper Networks, Inc., a Delaware corporation (“Juniper”), and Jasmine Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company.

We have reviewed the form of the DCP, the Registration Statement and the related prospectuses, and we have examined the original, photostatic or certified copies of the Company’s amended and restated certificate of incorporation, the Company’s amended and restated bylaws and other corporate records of the Company and Juniper, certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural person signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.  This opinion further assumes that the offer to defer compensation complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the DCP.  For purposes of the opinions set forth below, we have assumed that the DCP has been established and are intended to be maintained as “top hat” plans under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which are plans that are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, and assuming no change in the applicable law or facts, we are of the opinion that, when the deferred compensation obligations are incurred in accordance with the terms and conditions of the DCP, the Registration Statement and the related prospectus, such deferred compensation obligations will be valid and binding obligations of the Company enforceable against the Company in accordance with the terms and conditions of the DCP.

Our opinion is subject to the effect of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, or other similar laws relating to or affecting the rights or remedies of creditors generally, (ii) the application of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity), and (iii) applicable law and public policy with respect to rights to indemnity and contribution.  In addition, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware, the laws of the State of California and the federal laws of the United States of America.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.  We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP

Baker & McKenzie LLP